November 14, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Med-Tech Solutions, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Current Report on Form 8-K dated November 14, 2006. We agree with the statements concerning our Firm in such Form 8-K.


Very Truly Yours,

MacKay LLP
Chartered Accountants